Exhibit 10.4

EIGHTEENTH AMENDMENT TO BRIDGE LOAN AGREEMENT

This EIGHTEENTH AMENDMENT TO BRIDGE LOAN AGREEMENT (this “Agreement”), dated as of August 6, 2025 (the “Effective Date”), is entered into among (a) VENUS CONCEPT USA INC., a Delaware corporation (the “Borrower”), (b) VENUS CONCEPT INC., a Delaware corporation (“Venus Concept”), (c) VENUS CONCEPT CANADA CORP., a corporation incorporated under the laws of the Province of Ontario (“Venus Canada”), (d) VENUS CONCEPT LTD., a company formed under the Companies Law of Israel (“Venus Israel” and, together with Venus Concept and Venus Canada, the “Guarantors”; the Borrower and the Guarantors shall be referred to herein, collectively, as the “Loan Parties”), (e) MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, and MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP, a Cayman Islands limited partnership, as Lenders (the “Lenders”, and each, a “Lender”) and (f) MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, as Administrative Agent (the “Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement (as defined below).

RECITALS

WHEREAS, the Loan Parties, the Lenders and the Agent entered into that certain Loan and Security Agreement, dated as of April 23, 2024 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make a term loan to the Borrower in the original principal amount of $2,237,906.85 and one or more delayed draw term loans of up to an additional principal amount of $21,000,000.00, in each case, subject to the terms and conditions of the Loan Agreement;

WHEREAS, the Borrower has requested that the Loan Agreement be amended to provide for certain modifications thereto; and

WHEREAS, the Lenders are willing to amend the Loan Agreement, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendments to Loan Agreement.

(a)         The Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text or double-underlined text), in each case, as set forth in a conformed copy of the Loan Agreement attached as Annex A hereto.

(b)          A new Schedule 4.11 is hereby added to the Loan Agreement to read in the form of Schedule 4.11 attached hereto.

2.          Conditions Precedent. This Agreement shall be effective upon the date on which the Lenders shall have received counterparts of this Agreement duly executed by the Borrower, the Guarantors, and the Lenders.

3.          Reaffirmation. Each of the Loan Parties acknowledges and reaffirms (a) that it is bound by all of the terms of the Loan Documents to which it is a party and (b) that it is responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Term Loan. Furthermore, the Loan Parties acknowledge and confirm that by entering into this Agreement, the Lenders do not, except as expressly set forth herein, waive or release any term or condition of the Loan Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or any applicable law or any of the obligations of the Loan Parties thereunder.

4.           Representations and Warranties. Each Loan Party represents and warrants to the Lenders as follows:

(a)          As of the Effective Date, no Event of Default has occurred and is continuing.

(b)         The representations and warranties of the Borrower and each other Loan Party contained in Article IV of the Loan Agreement (as amended by this Agreement), or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to material adverse effect) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to material adverse effect) as of such earlier date.

(c)         Each Loan Party has the full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder, under the Loan Agreement and under each of the other Loan Documents. The execution, delivery and performance by each Loan Party of this Agreement, and the performance by each Loan Party of the Loan Agreement and each other Loan Document to which it is a party, in each case, are within such person’s powers and have been authorized by all necessary corporate action of such person.

(d)        This Agreement has been duly executed and delivered by such person and constitutes such person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e)          No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such person of this Agreement.

(f)          The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its organization documents or (ii) materially violate, contravene or conflict with any laws applicable to it or its subsidiaries.

(g)          The Loan Parties’ obligations are not reduced or modified by this Agreement and are not subject to any offsets, defenses or counterclaims.

5.          Release. As a material part of the consideration for the Lenders entering into this Agreement (this Section 5, the “Release Provision”):

(a)          Each Loan Party agrees that the Lenders, each of their respective affiliates and each of the foregoing persons’ respective officers, managers, members, directors, advisors, sub- advisors, partners, agents and employees, and their respective successors and assigns (hereinafter all of the above collectively referred to as the “Lender Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under or otherwise arising in connection with the Loan Agreement or the other Loan Documents on or prior to the date hereof.

(b)          Each Loan Party hereby acknowledges, represents and warrants to the Lender Group that:

(i)           it has read and understands the effect of the Release Provision. Each Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Agreement, each Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii)          no Loan Party is acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Each Loan Party acknowledges that the Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii)        each Loan Party has executed this Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.

(iv)         each Loan Party is the sole owner of its respective claims released by the Release Provision, and no Loan Party has heretofore conveyed or assigned any interest in any such claims to any other Person.

(c)           The Loan Parties understand that the Release Provision was a material consideration in the agreement of the Lenders to enter into this Agreement. The Release Provision shall be in addition to any right, privileges and immunities granted to the Lenders under the Loan Documents.

6.          Miscellaneous.

(a)         The Loan Agreement, as modified hereby, and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement shall constitute a Loan Document under the Loan Agreement.

(b)          This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(c)          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VENUS CONCEPT USA INC.,
as Borrower

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	President and Assistant Secretary

VENUS CONCEPT INC.,
as a Guarantor

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	Chief Executive Officer

VENUS CONCEPT CANADA CORP.,
as a Guarantor

By:	/s/ Michael Mandarello
Name:	Michael Mandarello
Title:	President and General Manager

VENUS CONCEPT LTD,
as a Guarantor

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	Chief Executive Officer

Eighteenth Amendment to Bridge Loan Agreement

MADRYN HEALTH PARTNERS, LP, as a Lender
By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

By:	/s/ Avinash Amin
Name:	Avinash Amin
Title:	Member

MADRYN HEALTH PARTNERS (CAYMAN
MASTER), LP, as a Lender

By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

By:	/s/ Avinash Amin
Name:	Avinash Amin
Title:	Member

MADRYN HEALTH PARTNERS, LP, as
Administrative Agent

By:	MADRYN HEALTH ADVISORS, LP,
its General Partner

By:	MADRYN HEALTH ADVISORS GP, LLC,
its General Partner

By:	/s/ Avinash Amin
Name:	Avinash Amin
Title:	Member

Eighteenth Amendment to Bridge Loan Agreement

ANNEX A

Attached.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of April 23, 2024 (the “Effective Date”), among VENUS CONCEPT USA INC., a Delaware corporation (the “Borrower”), VENUS CONCEPT INC., a Delaware corporation (“Venus Concept”), VENUS CONCEPT CANADA CORP., a corporation incorporated under the laws of the Province of Ontario (“Venus Canada”), VENUS CONCEPT LTD, a company formed under the Companies Law of Israel (“Venus Israel”, and together with Venus Concept, Venus Canada and any other domestic Subsidiary of the Borrower or of Venus Concept that becomes party hereto as a guarantor pursuant to Section 5.07, the “Guarantors,” and the Guarantors together with the Borrower, the “Loan Parties”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”) and MADRYN HEALTH PARTNERS, LP, as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested, and the Lenders have agreed to make, a term loan to the Borrower on the Effective Date in the original principal amount of $2,237,906.85 and one or more delayed draw term loans of up to an additional principal amount of $21,000,000.00, in each case, subject to the terms and conditions of this Agreement.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Definitions and Accounting Terms

Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Madryn Health Partners, LP, in its capacity as Administrative Agent under this Agreement, and shall include any successor to the Administrative Agent appointed pursuant to Section 9.08.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Loan and Security Agreement, as amended, restated, extended, modified or supplemented from time to time in accordance with the terms hereof.

“Attorney Costs” means all reasonable, documented fees, out-of-pocket expenses and disbursements of a single external counsel for the Administrative Agent.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Delaware, and for purposes of Section 10.02 and Section 10.04 only as such provisions relate to Venus Canada or Venus Israel, Canada or Israel, respectively.

“Canadian Loan Party” means Venus Canada and each Foreign Subsidiary that is organized under the laws of Canada or any territory or province thereof.

“Change of Control” means the occurrence of any of the following events:

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of Venus Concept entitled to vote for members of the board of directors (or equivalent governing body) of Venus Concept on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

Venus Concept shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of the Equity Interests of (i) the Borrower, (ii) Venus Canada, (iii) Venus Israel or (iv) any other Loan Party; or

(c)          any “Change of Control” (or any comparable or equivalent term) occurs under any document or agreement evidencing any Indebtedness of any Loan Party or any Subsidiary having an aggregate principal amount in excess of $1,000,000.

“Collateral” has the meaning specified in Section 8.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  For purposes of this Agreement, in no event shall any Lender or the Administrative Agent constitute an Affiliate of any Loan Party.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Term Loan plus 3.00% per annum to the fullest extent permitted by applicable Laws.

“Delayed Draw Availability Period” means the period following the Effective Date through and including the date which is two (2) Business Days prior to the Maturity Date.

“Delayed Draw Commitment” means $21,000,000.00.

“Delayed Draw Funding Date” has the meaning set forth in Section 2.01(b).

“Delayed Draw Term Loan” has the meaning set forth in Section 2.01(b).

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Effective Date” has the meaning specified in the introductory paragraph to this Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests other than the issuance of any Equity Interests constituting incentive units in accordance with the terms of such Loan Party’s or such Subsidiaries’ organizational documents.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Effective Date, (a) any leasehold interest of such Loan Party in real property, (b) solely with respect to any U.S. Loan Party or any Canadian Loan Party, any personal property (including, without limitation, motor vehicles owned by any U.S. Loan Party) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or the PPSA or (ii) effected by appropriate evidence of the Lien being filed in the United States Copyright Office, the United States Patent and Trademark Office or the Canadian Intellectual Property Office, unless requested by the Administrative Agent, (c) any permit, lease, license, contract or other agreement if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by this Agreement, under the terms hereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (c) on the security interests granted hereunder shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code, the PPSA or any other applicable Law, in each case, that has the effect of permitting the grant of a security interest and preventing any termination, acceleration or alteration of such Loan Party’s rights, titles and interests thereunder as a result of such grant of a security interest and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted hereunder and such permit, lease, license, contract or other agreement shall be included as Collateral, and (d) any real or personal property as to which the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Foreign Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” has the meaning specified in the introductory paragraph to this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following: (a) all obligations of such Person for borrowed money, all obligations evidenced by bonds, debentures, notes or other similar instruments, all capital leases, and all securities issued by such Person providing for mandatory payments of money, in each case whether or not contingent; (b) all obligations of such Person to pay the deferred purchase price of property or services which would be shown on the balance sheet of such Person as a liability in accordance with GAAP; (c) all obligations (whether contingent or non-contingent) of such Person to reimburse any Person in respect of amounts paid under a letter of credit or similar instrument; (d) all monetary obligations of such Person under a so-called synthetic, off-balance sheet or tax retention lease or an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), (e) to the extent not otherwise included within the definition of “Indebtedness” of a specified Person, all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and (f) to the extent not otherwise included within the definition of “Indebtedness” of a specified Person, all guarantees by such Person of or with respect to the Indebtedness of another Person.  Notwithstanding anything to the contrary set forth in this Agreement, Indebtedness does not include trade payables incurred in the ordinary course of business.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Initial Term Loan” has the meaning set forth in Section 2.01(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, this Agreement and any other document, agreement or instrument which has been or will be executed by a Loan Party or for the benefit of the Administrative Agent or the Lenders in connection with this Agreement and the transactions described herein, all as may be amended, restated, extended, modified or supplemented from time to time.  For the avoidance of doubt, the organizational documents of the Borrower shall not constitute Loan Documents.

“Loan Party” has the meaning specified in the introductory paragraph to this Agreement.

“Main Street Priority Loan” means that certain Loan and Security Agreement (Main Street Priority Loan), dated as of December 8, 2020 between Borrower and City National Bank of Florida (as amended, restated, supplemented, waived or otherwise modified from time to time).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition  of one or more of the Loan Parties; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means August 31, 2025.

“Maximum Rate” has the meaning specified in Section 10.09.

“Obligations” means all advances to, and debts, liabilities, fees, obligations, covenants and duties of, each Loan Party arising under any Loan Document to which it is a party whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against such Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Permitted Encumbrances”  means: (a) Liens imposed by law for taxes that are not yet due; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment Liens in respect of judgments that do not constitute an Event of Default; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower; (g) all Liens, adverse claims and other encumbrances existing as of the Effective Date which are in favor of Lenders or of which Lenders have been advised in writing; and (h) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower, or (ii) secure any Indebtedness.

“Permitted Investments” means (a) Investments held by the Loan Parties and their Subsidiaries in the form of cash or cash equivalents, (b) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment and (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and (d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario); provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral granted pursuant to the Loan Documents is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Related Persons” means the Administrative Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding at least 75% of the outstanding balance of the Term Loan.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property or assets) with respect to any Equity Interests of any Loan Party or any Subsidiary, but excluding any intercompany dividends or distributions made to either the Borrower or Venus Concept from one or more of the other Loan Parties, (b) any purchase, redemption, retirement or acquisition by any Loan Party or any Subsidiary for value of any Equity Interests of any Loan Party or any Subsidiary or any distribution of any kind in cash or other property or assets in respect thereof, (c) any payment (whether in cash, securities or other property or assets), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Loan Party or any Subsidiary or on account of any return of capital to the equityholders, partners or members (or the equivalent Person thereof) of any Loan Party or any Subsidiary, and (d) any management fees, board fees, director or manager fees or similar fees, but, for the avoidance of doubt, excluding fees paid to officers, directors and employees of the Loan Parties.

“Same Day Funds” means with respect to disbursements and payments, immediately available funds.

“Secured Parties” means, collectively, the Administrative Agent and the Lenders.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Venus Concept.

“Term Loan” means the Initial Term Loan, together with the funded amount of all Delayed Draw Term Loans, if any.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Loan Party” means Venus Concept, the Borrower and each Guarantor that is a Domestic Subsidiary.

“Venus Canada” has the meaning specified in the introductory paragraph to this Agreement.

“Venus Concept” has the meaning specified in the introductory paragraph to this Agreement.

“Venus Israel” has the meaning specified in the introductory paragraph to this Agreement.

Other Definitions.  The following terms used herein shall have the meaning given to them in the Uniform Commercial Code (and, if defined in more than one Article of the Uniform Commercial Code, shall have the meaning given in Article IX thereof): account, certificated security, chattel paper, commercial tort claims, control (other than the use of such term in the definition of “Affiliate” herein), deposit account, document, equipment, electronic chattel paper, fixtures, general intangibles, goods, health-care-insurance receivable, instrument, inventory, investment property, letter of credit right, payment intangible, proceeds, promissory note, securities, securities intermediary, supporting obligations, tangible chattel paper and uncertificated securities.

Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b)(i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” (ii) the terms “hereof”, “hereby”, “hereto,” “hereunder,” and similar terms mean this Agreement, the term “heretofore” means before, and the term “hereafter” means after, the effective date hereof, (iii) the term “including” means “including, without limitation” and (iv) the word “or” is not exclusive and (c) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP.

Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Term Loans

Term Loans.

Initial Term Loan. Subject to the terms and conditions of this Agreement, on the Effective Date each Lender severally will make available to the Borrower a term loan in the amount set forth for such Lender on Schedule 2.01 (the “Initial Term Loan”), such term loans to be in an aggregate amount equal to $2,237,906.85.  The Initial Term Loan shall mature on the Maturity Date.

Delayed Draw Term Loans.  Subject to the terms and conditions of this Agreement, each Lender may from time to time, but only during the Delayed Draw Availability Period, severally make one or more additional term loans to the Borrower (the “Delayed Draw Term Loans” and each, a “Delayed Draw Term Loan”), in the amount equal to such Lender’s pro rata share (in proportion with their respective Delayed Draw Commitments as set forth on Schedule 2.01) of the requested borrowing amount set forth in the notice of borrowing delivered pursuant to Section 3.02(a).  Each request by the Borrower for Delayed Draw Term Loans shall be in a minimum aggregated amount for all Lenders of $250,000 (or, if less than $250,000, the entire undrawn Delayed Draw Commitment then outstanding at the time of such borrowing).  The aggregate principal amount of such Delayed Draw Term Loans shall not exceed the Delayed Draw Commitment.  Such Delayed Draw Term Loans shall mature on the Maturity Date and shall bear interest on the unpaid balance thereof from the applicable Delayed Draw Funding Date until the Maturity Date.  The borrowing of a Delayed Draw Term Loan shall be subject to (i) the written consent of the Required Lenders and the satisfaction or waiver of each of the other conditions precedent set forth in Section 3.02 and (ii) each Lender shall have received an irrevocable written request from the Borrower, which written request shall specify (x) the proposed Business Day on which such requested Delayed Draw Term Loan is to be funded (the “Delayed Draw Funding Date”), (y) the aggregate principal amount of the Delayed Draw Term Loan to be borrowed and (z) the remaining availability, immediately following the applicable Delayed Draw Funding Date, for borrowings of Delayed Draw Term Loans.

Prepayments and Repayments.

Repayment.  The Borrower shall repay to the Lenders on the Maturity Date (or, if earlier, on the date on which Obligations become due and payable pursuant to the terms of this Agreement) the aggregate principal amount of the Term Loan outstanding on such date, together will all accrued and unpaid interest and fees thereon and all other Obligations (without limiting the Borrower’s obligation to timely make all payments required under the terms of this Agreement).  Amounts of the Term Loan repaid may not be reborrowed.

Optional Prepayment.  The Borrower may, upon notice to the Lenders, at any time or from time to time voluntarily prepay the Term Loan in whole or in part, without premium or penalty.  Optional prepayments shall be accompanied by all accrued and unpaid interest and fees thereon.  Amounts of the Term Loan prepaid may not be reborrowed.

Application of Prepayments and Repayments.  Unless otherwise expressly provided herein, any prepayments or repayments made hereunder shall be applied as follows: first, to any accrued and unpaid interest or fees, second to the outstanding principal balance of the Term Loan and third, to any other Obligations then outstanding.  Any prepayments or repayments hereunder shall made to the Lenders pro rata.

Payments Generally.

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to Lenders by wire transfer to such Lender as designated by a Lender in a written notice to the Borrower in Same Day Funds not later than 2:00 pm on the date specified therein.  Any payment received by a Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Interest.

The Term Loan shall accrue and bear interest, on the outstanding daily balance thereof, at a rate of 12.0% per annum.  Interest on the Term Loan shall be due and payable in arrears on the Maturity Date.

The Borrower shall pay interest on past due amounts of principal or interest hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

All computations of interest in respect of the Term Loan shall be made on the basis of a 360 day year and actual days elapsed.  Interest shall accrue on the Term Loan for the day on and from the Effective Date, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid.

Conditions Precedent

Conditions Precedent for the Initial Term Loan.  The obligation of the Lenders to make the Initial Term Loan on the Effective Date is subject to the satisfaction of the following conditions precedent:

The Lenders’ receipt of (i) executed counterparts of this Agreement and (ii) such resolutions or other actions, incumbency certificates and/or other certificates and documentation of each Loan Party as the Lenders may reasonably require;

The Lenders’ receipt of proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Lenders may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral; and

All reasonable, documented fees and expenses (including Attorney Costs) required to be paid hereunder and actually incurred in connection with the preparation and negotiation of the Loan Documents, and, with respect to expenses, invoiced on or before the Effective Date shall have been paid in full in cash;

The execution of this Agreement by the Loan Parties shall be deemed to be a representation and warranty that the conditions specified in Article III have been satisfied on and as of Effective Date.

Conditions Precedent for Delayed Draw Term Loans.  The obligation of the Lenders to make any Delayed Draw Term Loan is subject to the satisfaction of the following conditions precedent:

receipt by the Administrative Agent (for distribution to the Lenders) of executed counterparts of a borrowing request (which may be by electronic means) with respect to such Delayed Draw Term Loan in compliance with Section 2.01(b), in form and substance reasonably satisfactory to the Required Lenders, at least one (1) Business Day prior to the requested funding date;

immediately after such funding of the Delayed Draw Term Loan and after application of the proceeds thereof, the aggregate outstanding principal amount of the Delayed Draw Term Loans will not exceed the Delayed Draw Commitment;

the representations and warranties of the Loan Parties contained in Article IV shall be true and correct in all respects;

no Default or Event of Default shall exist or, immediately after such funding of the Delayed Draw Term Loan and after application of the proceeds thereof, would result under the Loan Documents;

the proceeds of the Delayed Draw Term Loan will be used solely for the purposes set forth in Section 5.01; and

the Required Lenders shall have received approval from each of their respective investment committees for the funding of such Delayed Draw Term Loan, such approval to be deemed received upon the funding of such Delayed Draw Term Loan.

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party will not (a) contravene the terms of the such Loan Party’s organizational documents, (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party under (i) any material Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any applicable Law, except with respect to any breach, contravention or violation (but not creation of Liens) referred to in this clause (c), to the extent that such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party, except for (a) filings necessary to perfect the Liens on the Collateral granted by such Loan Party in favor of the Secured Parties and (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

Binding Effect.  Each Loan Party has duly executed and delivered this Agreement and each other Loan Document to which it is a party and each such Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Margin Regulations; Investment Company Act.  Neither any Loan Party nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Term Loan will be used for any purpose that violates Regulation U.  No Loan Party is an “investment company” under the Investment Company Act of 1940.

Title, Perfection and Priority.  Each Loan Party has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens other than Liens permitted by Section 6.01.  Upon the filing of an appropriate financing statement against such Loan Party with the Secretary of State of Delaware (or, with respect to any Foreign Loan Party, other equivalent action under applicable Law), the security interest granted pursuant to this Agreement shall, subject to Liens permitted by Section 6.01, constitute a valid and continuing perfected security interest in favor of the Administrative Agent in all of the Collateral to the extent the security interest in such Collateral may be perfected by filing a financing statement under the Uniform Commercial Code (or, with respect to any Foreign Loan Party, other equivalent action under applicable Law).

Litigation.  There are no material actions, suits, investigations or proceedings pending or, to the knowledge of Borrower, threatened in writing against or affecting any Loan Party before any Governmental Authority.  To the Borrower’s knowledge, neither any Loan Party nor any Subsidiary is in violation of or in default under any applicable Law, order, decree, writ or injunction.

Material Adverse Effect. Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect

No Default. Neither any Loan Party nor any Subsidiary is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent

Subsidiaries. Set forth on Schedule 4.11 is a complete and accurate list of each Subsidiary of Venus Concept, together with (a) jurisdiction of organization, (b) number of shares of each class of Equity Interests outstanding, (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, and (d) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

Insurance. The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Taxes. Each Loan Party and its respective Subsidiaries have timely filed all federal, state and other material tax returns and reports required to be filed, and have timely paid all federal, state and other material taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

Affirmative Covenants

So long as any amount of the Term Loan or other Obligation hereunder shall remain outstanding, unpaid or unsatisfied, the Loan Parties shall, and shall cause each Subsidiary to:

Use of Proceeds.  Use the proceeds of the Term Loan to pay the transaction costs and expenses in respect of this Agreement and the transactions thereunder and for general corporate purposes only.

Information.  Deliver to the Lenders, (a) promptly, upon becoming aware thereof, notice of any Default or Event of Default, (b) promptly, upon becoming aware thereof, notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, and (c) such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Maintenance of Collateral Perfection.  At any time upon request by the Administrative Agent or the Required Lenders, promptly execute and deliver any and all further instruments, documents and agreements and take all such other actions as the Administrative Agent or the Required Lenders may deem necessary or desirable to create and/or maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected and enforceable in accordance with the requirements of, or the obligations of the Loan Parties under, this Agreement and all applicable Laws.

Payment of Taxes.  Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

Preservation of Existence.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of its jurisdiction of organization and (b) take all commercially reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of this clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Additional Subsidiaries.  Cause each wholly-owned Subsidiary formed or acquired after the Effective Date to execute and deliver to the Administrative Agent promptly, and in any event within 10 days after the formation or acquisition of such Subsidiary, (a) a joinder agreement in form and substance satisfactory to the Administrative Agent pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor and (b) such other agreements, instruments, approvals or other documents as the Administrative Agent may reasonably request, unless the Administrative Agent waives such requirements for a Subsidiary that contributes a de minimis amount to the Loan Parties’ consolidated gross revenue; provided, that, until September 30, 2025, the Loan Parties shall not be required to execute and deliver the items referenced in clauses (a) and (b) of this Section 5.07 in respect of Meta Robotics LLC, except as may be reasonably requested by the Administrative Agent.

Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Pledged Assets.

Equity Interests. Cause one hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders; provided, that, it is understood and agreed that, unless requested by the Administrative Agent in its sole discretion, no action by any Loan Party shall be required under the laws of any jurisdiction other than the United States (or any state thereof or the District of Columbia) and Canada (or any province or territory thereof) with respect to such Loan Party’s pledge of its Equity Interests in any Foreign Subsidiary.

Other Property.  Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents required to perfect the Liens of the Administrative Agent, for the benefit of the Secured Parties, granted under the Loan Documents as the Required Lenders shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent (for further distribution to the Lenders) such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, organizational documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 5.11  Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

Negative Covenants

So long as any amount of the Term Loan or other Obligation hereunder shall remain outstanding, unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to:

Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) Liens created under the Loan Documents or (b) Permitted Encumbrances.

Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness of the Loan Parties under the Loan Documents and (b) Indebtedness existing on the date hereof of which the Lenders have been informed in writing.

Restricted Payments.  Make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

Fundamental Changes.  (a) Merge, dissolve, liquidate, amalgamate or consolidate with or into any other Person or (b) dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

Transfer of Assets.  Without the prior written consent of the Lenders, transfer, sell, assign, license, lease, convey or otherwise dispose of any assets or property of any Loan Party or any Subsidiary to any Person other than (w) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business and consistent with past practice, (x) the sale, lease, license, transfer or other disposition in the ordinary course of business and consistent with past practice of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party or any Subsidiary, (y) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business and consistent with past practice and not interfering with the business of the Loan Parties and their Subsidiaries and (z) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and consistent with past practice and not as part of a financing transaction.

Investments. Make or hold any Investments, other than Permitted Investments.

Changes in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party or any Subsidiary, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that, the foregoing restriction shall not apply to transactions between Venus Concept and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practice.

Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than (x) this Agreement or any other Loan Document and (y) any agreement governing the Main Street Priority Loan) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, (ii) of any Subsidiary to guarantee the Indebtedness of a Loan Party or (iii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Organizational Documents; etc.

Amend, modify or change its organizational documents in a manner materially adverse to the Administrative Agent or any Lender.

Change its fiscal year.

Change its name, jurisdiction of organization or form of organization.

 Unless no less than three (3) Business Days’ advance notice thereof is provided to the Administrative Agent, consummate any Equity Issuance; provided, that, if such Loan Party becomes aware of a proposed Equity Issuance later than three (3) Business Days prior to the date thereof, then notice may be provided on the date such Loan Party becomes aware thereof.

SECTION 6.11  Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.12  Prepayment of Subordinated Indebtedness.  Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary that is subordinated to the Obligations; provided, that, such payments with respect to subordinated indebtedness may made if permitted by an intercreditor agreement signed by the Administrative Agent.

Events of Default and Remedies

Events of Default.  Each of the events referred to in this Section 7.01 shall constitute an “Event of Default”:

Non-Payment.  Any Loan Party fails to pay, when and as required to be paid herein, any amount of principal or interest in respect of the Term Loan or any fees, expenses or other amounts required to be paid pursuant to this Agreement; or

Specific Covenants. Any Loan Party fails to perform or observe any term, covenant, or agreement contained in any of Section 5.02(a) or 5.05(a) or Article VI;

Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or 7.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten (10) days after the earlier of (i) a Loan Party becoming aware of such circumstances and (ii) receipt by a Loan Party of written notice thereof from any Lender or the Administrative Agent; or

Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document to which it is a party, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

Cross-Default.  (A) Any Loan Party or any Subsidiary fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder and, for the avoidance of doubt, including the Main Street Priority Loan), (B) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (C) Venus Concept fails to comply with Section 4.14 (Shareholder Approval) of that certain Exchange Agreement, dated as of June 30, 2025, by and among Venus Concept, Venus USA and the Lenders, as amended, restated or otherwise modified from time to time; or

Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or such Loan Party or Subsidiary applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Loan Party or Subsidiary and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Loan Party or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final, non-appealable judgments or orders for the payment of money from a court of competent jurisdiction in an aggregate amount exceeding $250,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgments or orders and has not denied or failed to acknowledge coverage thereof) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

Change of Control.  A Change of Control shall occur; or

Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

Collateral.  Any Lien purported to be created hereunder shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required hereunder, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents.

Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Required Lenders may declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and, at the request of the Required Lenders, the Administrative Agent shall (subject to the limitations on the  Administrative Agent’s duties set forth in Articles VIII and IX) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Loan Party under the Debtor Relief Laws of the United States, the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Application of Funds.  After the exercise of remedies provided for in Section 7.02 (or after the Term Loan has automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting reasonable fees, indemnities, expenses and other amounts (other than principal and interest, but including reasonable, documented Attorney Costs payable under Section 10.04) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Grant of Security and Administrative Agent

Grant; Collateral Description.  Each Loan Party hereby grants to the Administrative Agent, on behalf of itself and the Lenders, to secure the payment and performance in full of all of the Obligations, a security interest in and pledges and assigns to the Administrative Agent, on behalf of itself and the Lenders, the following properties, assets and rights of such Loan Party, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all personal property and fixtures of every kind and nature including all goods (including inventory, equipment and any accessions thereto), all software and computer programs, all instruments (including promissory notes), all documents (including, if applicable, electronic documents), all accounts (including health-care-insurance receivables, but excluding employee retention tax credit receivables), all chattel paper (whether tangible or electronic), all deposit accounts, all letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), all commercial tort claims, all books and records, all securities, all investment property, all supporting obligations, all contract rights, all rights to the payment of money, all insurance claims, all general intangibles (including all payment intangibles), all Equity Interests in its Subsidiaries and products and proceeds of any and all of the foregoing.

Perfection of Collateral.  Each Loan Party hereby authorizes the Administrative Agent on such Loan Party’s behalf to, and upon the Administrative Agent’s reasonable request from time to time, such Loan Party will, execute (if signature is required) and deliver, and file and record in the proper filing and recording places, all such instruments, including Uniform Commercial Code and PPSA financing statements covering all assets of such Loan Party, and take all such other action, as the Administrative Agent reasonably deems necessary or appropriate for perfecting or protecting or otherwise confirming the security interest in the Collateral granted hereunder.

Right to Realize upon Collateral.  Except to the extent prohibited by applicable law that cannot be waived, this Section 8.03 shall govern the Administrative Agent’s rights to realize upon the Collateral.  The provisions of this Section 8.03 are in addition to any rights and remedies available at law or in equity.

Assembly of Collateral; Receiver.  Each Loan Party shall, upon the Administrative Agent’s request, assemble the Collateral and otherwise make it available to the Administrative Agent.  The Administrative Agent may have a receiver appointed for all or any portion of a Loan Party’s assets or business which constitutes the Collateral in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral.

Waiver.  To the extent it may lawfully do so, each Loan Party waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court or privately under the power of sale conferred by this Agreement to the Administrative Agent.

Foreclosure Sale.  All or any part of the Collateral may be sold for cash or other value in any number of lots at public or private sale, and unless the Collateral to be sold threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent shall give the Loan Parties not less than 10 days’ prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice each of the Loan Parties and the Administrative Agent agrees to be reasonable.  At any sale or sales of Collateral, the Administrative Agent, the Lenders or any of their assigns may bid for and purchase all or any part of the property and rights so sold and may use all or any portion of the Obligations owed to the Administrative Agent or such Lender as payment for the property or rights so purchased.

Additional Rights.  The Administrative Agent shall have, for the benefit of itself and the Lenders, in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies that the Administrative Agent may have under applicable law or in equity or under this Agreement (including, without limitation, all rights set forth in this Section 8.03), all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction, the PPSA, or other applicable Law, and, in addition, the following rights and remedies, all of which may be exercised with or without notice to the Loan Parties and without affecting the Obligations of the Loan Parties hereunder or under any other Loan Document, or the enforceability of the Liens and security interests created hereby: (a) to enter any premises where any Collateral may be located for the purpose of securing, protecting, inventorying, appraising, inspecting, repairing, preserving, storing, preparing, processing, taking possession of or removing the same; (b) to notify obligors on the Collateral that the Collateral has been assigned to the Administrative Agent and that all payments thereon are to be made directly and exclusively to the Administrative Agent for the benefit of the Administrative Agent and the Lenders; (c) to collect by legal proceedings or otherwise all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of the Collateral; (d) to cause the Collateral to be registered in the name of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as legal owner; (e) to enforce payment and prosecute any action or proceeding with respect to any or all of the Collateral; (f) to insure, process and preserve the Collateral; (g) to remove, through lawful means and without disturbing the peace or damaging the premises, from any premises where the same may be located, the Collateral and any and all documents, instruments, files and records, and any receptacles and cabinets containing the same, relating to the Collateral; (h) to exercise all other rights, powers, privileges and remedies of an owner of the Collateral; and (i) to take possession of the Collateral or any part thereof and to collect and receive the rents, issues, profits, income and proceeds thereof.  The Administrative Agent shall further have the right, for the benefit of itself and the Lenders, to use any of the intellectual property Collateral for the sale of goods, completion of work in process or rendering of services in connection with enforcing any of the security interests granted to the Administrative Agent by the Loan Parties.  Taking possession of the Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice.

Custody of Collateral.  Except as provided by applicable law that cannot be waived, the Administrative Agent will have no duty as to the custody and protection of the Collateral, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Collateral in its possession.

Sale of Collateral.  Upon consummation of any sale of Collateral hereunder, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the Collateral so sold absolutely free from any claim or right upon the part of the Loan Parties, and the Loan Parties hereby waive (to the extent permitted by applicable laws) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  If the sale of all or any part of the Collateral is made on credit or for future delivery, the Administrative Agent shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by the Administrative Agent, and any Collateral so sold may be retained by the Administrative Agent until the sale price is paid in full by the purchaser or purchasers thereof.

Change of Name or Location.  Each Loan Party shall not (a) change its name as it appears in official filings in the state of its organization, (b) change its chief executive office or sole place of business, (c) change the type of entity that it is, (d) change its organization identification number issued by its state of organization or its federal employer identification number, or (e) change its state of organization, in each case, unless it shall have provided the Administrative Agent at least ten (10) days’ prior written notice thereof (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) and taken any action reasonably requested by the Administrative Agent or otherwise required in connection therewith to continue the perfection following such change of any Liens in favor of the Administrative Agent in any Collateral.

Guarantee.

Guarantee.  Each of the Guarantors, jointly and severally, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, that the Obligations will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent.  In the event any part of the Obligations shall not have been so paid in full when due and payable, each of the Guarantors will, immediately upon notice by the Administrative Agent, pay or cause to be paid to the Administrative Agent the amount of such Obligations which are then due and payable and unpaid.  The obligations of the Guarantors hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Obligations as against the Borrower, any other guarantor thereof or any other Person.  For purposes hereof, the Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Loan Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under applicable law.

Actions by Secured Parties.  Any Secured Party may from time to time, without notice or demand and without affecting the validity or enforceability of the guarantee of the Obligations by the Guarantors pursuant to Section 8.07(a) above or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Obligations and take and hold security for the payment of the Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person with respect to the Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Secured Parties, or any of them, may have against any such security, as the Administrative Agent in its discretion may determine consistent with this Agreement and any other Loan Document, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to the Secured Parties, or any of them, under the Loan Documents.

No Discharge.  The obligations of each of the Guarantors hereunder, including its guarantee of the Obligations pursuant to Section 8.07(a), above shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted)), including without limitation the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them:  (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, (c) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though the Secured Parties, or any of them, might have elected to apply such payment to any part or all of the Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations, (f) any defenses, set-offs or counterclaims which the Borrower may assert against any Secured Party in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of such Guarantor as an obligor in respect of the Obligations.

Waivers.  To the fullest extent permitted by law, each of the Guarantors waives, for the benefit of the Secured Parties:  (a) any right to require the Secured Parties, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor of the Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Secured Parties; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of default under any Loan Document, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in this Section 8.07 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Section 8.07.

The Administrative Agent

Appointment and Authorization of the Administrative Agent.  Each of the Lenders hereby irrevocably appoints, designates and authorizes the Administrative Agent to act as the administrative and collateral agent of (and to hold any security interest created by any Loan Document for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, and hereby agrees that all actions in connection with the Collateral and the enforcement or exercise of any remedies in respect of the Obligations shall be taken solely by the Administrative Agent pursuant to this Agreement.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Actions by the Administrative Agent.  The Administrative Agent shall not take any action under this Agreement, including in connection with the Collateral and the enforcement or exercise of any remedies in respect of the Obligations, and shall not be obligated to take any such action, except to the extent expressly specified in a written notice received by the Administrative Agent signed by the Required Lenders; provided, however, that the Administrative Agent may execute releases and other collateral termination documents with respect to assets disposed of by the Loan Parties as permitted by this Agreement.  All actions taken by the Administrative Agent in accordance with this Section 9.02, including waiving in writing compliance with any covenant in this Agreement or any other Loan Document, shall be binding upon all Lenders; provided, however, that the foregoing shall not be deemed a waiver of any Lenders rights against any other party hereto with respect to the taking of such action.  No provision of this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability or exposure in the performance of any of its duties hereunder or in any other Loan Document or in the exercise of any of its rights or powers hereunder or under any of other Loan Documents unless it is indemnified or, if requested, advanced funds, to its satisfaction and the Administrative Agent shall have no liability to any person for any loss occasioned by any delay in taking or failure to take any such action while it is awaiting an indemnity or advance of funds satisfactory to it.

Liability of Administrative Agent.

No Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Loan Documents, or for any failure of any Loan Party or any other party (other than the Administrative Agent) to any Loan Document to perform its obligations hereunder or thereunder.  No Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

The Administrative Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Indemnification of the Administrative Agent.  To the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so, the Lenders shall indemnify and hold harmless the Administrative Agent and each other Related Person (solely to the extent any such Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it.  The indemnification obligations of the Lenders under this Section shall be several and based on the amount of the Term Loan held by each such Lender.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.06 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent upon demand for its ratable share (based on the amount of the Term Loan held by each such Lender) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties, provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto.  Notwithstanding the foregoing provisions of this Section, the indemnity provided by the Lenders in this Section shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Related Person.  The undertaking in this Section 9.06 shall survive termination of the Term Loan, the payment of all other Obligations and the resignation of the Administrative Agent.

Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, and the Administrative Agent agrees, upon Borrower’s written request to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Term Loan and payment in full of all Obligations, (ii) at the time the property subject to such Lien is transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document and the Loan Party provides a certificate to the Administrative Agent to such effect, or (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release in particular types or items of property.  In each case as specified in this Section 9.07, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Loan Party’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents.

Resignation.  The Administrative Agent may resign as Administrative Agent at any time upon notice to the Borrower and Lenders.  Such resignation shall be effective as of the date specified in such notice.  Effective upon such resignation, (i) the Required Lenders may appoint a successor Administrative Agent and (ii) the resigning Administrative Agent shall, subject to the other provisions hereof, take such actions as may reasonably be requested by the Required Lenders (excluding, for this determination of Required Lenders, any principal amount of the Term Loan held by any affiliate of the Administrative Agent) to transfer any Collateral or security registrations or documents in respect thereof to the successor Administrative Agent.

Miscellaneous

Amendments, Etc.  In general, except as otherwise set forth in this Section 10.01 or elsewhere in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Loan Party shall be effective unless in writing signed by each of the Lenders and the Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notices and Other Communications; Facsimile Copies.

General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address of such party designated by such party in a notice to the other parties.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered and receipt is acknowledged by the recipient (including by means of a “read-receipt” or similar function).

Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic communication.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Loan Parties, the Administrative Agent and the Lenders.

Reliance by the Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties, jointly and severally, shall indemnify each Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Attorney Costs and Expenses.  The Loan Parties, jointly and severally, agree (a) to pay or reimburse the Secured Parties for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including all Attorney Costs, and (b) to pay or reimburse the Secured Parties for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration and enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs).  The agreements in this Section 10.04 shall survive the termination of the Term Loan and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid promptly, and in any event within ten (10) Business Days, following receipt by the Loan Parties of an invoice relating thereto setting forth such expenses in reasonable detail.

Indemnification by the Borrower.  The Loan Parties, jointly and severally, shall indemnify and hold harmless the Administrative Agent, the Related Persons, each Lender and their respective Affiliates (other than the Borrower), directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any use or proposed use of the proceeds from the Term Loan, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and non-appealable judgment.  No Indemnitee will have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Loan and the repayment, satisfaction or discharge of all the other Obligations.

Taxes.  The Loan Parties will pay all taxes and fees (including interest and penalties) including, without limitation, all recording and filing fees, issuance and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of this Agreement and each of the other Loan Documents.

Payments Set Aside.  To the extent that any payment by or on behalf of a Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent.

Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Required Lenders.  A Lender may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower or any other party.

Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by electronic mail (or other electronic means) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.

Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any amount of the Term Loan or any other Obligation (other than Obligations that are not accrued and payable) hereunder shall remain unpaid or unsatisfied.

Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

WAIVER OF RIGHT TO TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Binding Effect.  This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent and the Lenders and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and each Lender and their respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VENUS CONCEPT USA INC., as Borrower

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: President and Assistant Secretary

VENUS CONCEPT INC., as a Guarantor

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

VENUS CONCEPT CANADA CORP., as a Guarantor

By:	/s/ Michael Mandarello
Name: Michael Mandarello
Title: President and General Manager

VENUS CONCEPT LTD, as a Guarantor

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

Signature Page to Loan and Security Agreement

MADRYN HEALTH PARTNERS, LP, as Administrative Agent

By:	MADRYN HEALTH ADVISORS, LP, its General Partner

By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

By:	/s/ Avinash Amin
Name: Avinash Amin
Title: Member

Signature Page to Loan and Security Agreement

MADRYN HEALTH PARTNERS, LP, as a Lender

By:	MADRYN HEALTH ADVISORS, LP, its General Partner

By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

By:	/s/ Avinash Amin
Name: Avinash Amin
Title: Member

MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP, as a Lender

By:	MADRYN HEALTH ADVISORS, LP, its General Partner

By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

By:	/s/ Avinash Amin
Name: Avinash Amin
Title: Member

Schedule 2.01

Lender	Initial Term Loan Commitments	Delayed Draw Term Loan Commitments
MADRYN HEALTH PARTNERS, LP	$828,025.53	$7,770,000.00
MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP	$1,409,881.32	$13,230,000.00
All Lenders	$2,237,906.85	$21,000,000.00

Schedule 4.11

Subsidiaries

Subsidiary	Jurisdiction of Organization	# of Shares of each Class of Equity Interest Outstanding and in Issue	Number and Percentage of Shares Owned	Name of Record Holder or Beneficial Owner	Number and Effect, if Exercised, of Options, Etc.
Meta Robotics LLC	Delaware	100% of the equity interests in LLC	100%	Venus Concept Inc.	N/A
Venus Concept Ltd.	Israel	24,562,071 shares, par value NIS .01	100%	Venus Concept Inc.	0
Restoration Robotics Korea Yuhan Hoesa	South Korea	100% of the equity interests in LLC	100%	Venus Concept Inc.	0
Venus Concept GmbH	Germany	25,000 shares, par value €1	100%	Venus Concept Ltd.	0
Venus Concept SL	Spain	3,012 shares, par value €1	100%	Venus Concept Ltd.	0
Venus Concept Israel	Israel	100,000 shares, par value NIS.01	100%	Venus Concept Ltd.	0
Venus Concept Australia PTY Ltd.	Australia	1,000 shares, par value AUS$1	100%	Venus Concept Ltd.	0
Venus Concept (Shanghai) Co., Ltd.	China	100% of the equity interests in LLC	100%	Venus Concept Ltd.	0
Venus Concept (HK) Limited	Hong Kong	5,100 shares, par value HK$1 -- 4,900 shares, par value HK$1	51% -- 49%	Venus Concept Ltd. -- Local	0
Venus Concept USA, Inc.	Delaware	200 shares, no par value	100%	Venus Concept Ltd.	0
Venus Concept Korea Ltd.	South Korea	100 units, par value KRW100	100%	Venus Concept Ltd.	0
Venus Concept Canada Corp.	Ontario	100 shares, no par value	100%	Venus Concept Ltd.	0
Venus Concept Mexico SA DE CV	Mexico	999 shares, par value MEX$1 -- 1 share, par value MEX$1	99% -- 1%	Venus Concept Ltd. -- Venus Concept Canada Corp.	0